PAGE  1                                                         EXHIBIT (99.1)



                                 ANNUAL  REPORT



                        Pursuant to Section 15(d) of the
                             Securities Act of 1934



                               For the Year Ended
                               December 31, 1996



                      -----------------------------------


      LIFELINE  SYSTEMS,  INC.  EMPLOYEES'  SAVINGS  AND  INVESTMENT  PLAN
      --------------------------------------------------------------------

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

              FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES TO
                           ACCOMPANY 1996 FORM 5500
                    ANNUAL REPORT OF EMPLOYEE BENEFIT PLAN
                              UNDER ERISA OF 1974

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

           INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES


                for the years ended December 31, 1996 and 1995


                                                                         Page(s)
                                                                         ------
Report of Independent Accountants                                          2

Financial Statements:
 Statements of Net Assets Available for Plan Benefits,
   with Fund Information, December 31, 1996 and 1995                      3-4

 Statements of Changes in Net Assets Available for Plan
   Benefits, with Fund Information, for the years ended
   December 31, 1996 and 1995                                             5-6

 Notes to Financial Statements                                           7-13


Supplemental Schedules:

 Line 27a - Schedule of Assets Held for Investment
   Purposes as of December 31, 1996                                       14

 Line 27d - Schedule of Single Transactions in Excess
   of 5% of the Current Value of Plan Assets                              15

 Line 27d - Schedule of Series of Transactions in Excess
   of 5% of the Current Value of Plan Assets                              16


Certain supplementary schedules have been omitted because they are either not required or not applicable under the Employee Retirement Income Security Act of 1974.

                [LETTERHEAD OF COOPERS & LYBRAND APPEARS HERE]

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Plan Administrator of the
Lifeline Systems, Inc. Employee Savings
 and Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Lifeline Systems, Inc. Employee Savings and Investment Plan (the "Plan") as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1996 and 1995, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the index on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The investments held by the Plan are stated at current value as required for presentation on Form 5500. As explained in Note D to the financial statements, the information provided by the custodian does not include the historical cost of investments. Therefore, the schedule of assets held for investment purposes and the schedules of reportable transactions do not disclose the historical cost of investments. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.



Boston, Massachusetts                       /s/ Coopers & Lybrand L.L.P.
May 21, 1997

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

  STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                               December 31, 1996

                                                                                Fidelity       Fidelity
                                                                   Fidelity      Asset         Blue Chip
                                                      Income       Balanced    Allocation       Growth
                              ASSETS                   Fund          Fund         Fund           Fund
                                                      ------       --------    ----------      ---------
Investments, at fair value (Notes C and D):
   Bank pooled fund                                 $ 1,619,950
   Shares of registered investment companies                       $ 641,432    $ 401,737    $ 2,215,056
   Lifeline Systems, Inc. stock
   Participant loans receivable
   Bank account
                                                    ------------   ----------   ----------   ------------

            Total investments                         1,619,950      641,432      401,737      2,215,056

Employer contributions receivable                        13,118        8,110        6,114         26,485
Employee contributions receivable                        13,173        8,819        8,153         30,538
Loan payment receivable                                   4,004        1,906          865          4,105
Interfund transfers                                      75,388       80,322
                                                    ------------   ----------   ----------   ------------

            Total assets                              1,725,633      740,589      416,869      2,276,184


     LIABILITIES AND NET ASSETS
     AVAILABLE FOR PLAN BENEFITS

Interfund transfers pending                                                        84,364        106,260
Other payables                                              377           48          (12)           191
                                                    ------------   ----------   ----------   ------------

            Total liabilities                               377           48       84,352        106,451
                                                    ------------   ----------   ----------   ------------

Net assets available for plan benefits              $ 1,725,256    $ 740,541    $ 332,517    $ 2,169,733
                                                    ============   ==========   ==========   ============


                                                     Lifeline
                                                   Systems, Inc.  Participant     Conduit       Total
                                                    Stock Fund     Loan Fund      Account       Plan
                              ASSETS               -------------  -----------     -------       -----
Investments, at fair value (Notes C and D):
   Bank pooled fund                                                                          $ 1,619,950
   Shares of registered investment companies                                                   3,258,225
   Lifeline Systems, Inc. stock                     $ 1,028,405                                1,028,405
   Participant loans receivable                                   $  295,447                     295,447
   Bank account                                                                $   21,439         21,439
                                                    ------------  -----------  -----------   ------------

            Total investments                         1,028,405      295,447       21,439      6,223,466

Employer contributions receivable                        10,276                                   64,103
Employee contributions receivable                        10,114                                   70,797
Loan payment receivable                                   2,418                                   13,298
Interfund transfers                                      34,914                                  190,624
                                                    ------------  -----------  -----------   ------------

            Total assets                              1,086,127      295,447       21,439      6,562,288


     LIABILITIES AND NET ASSETS
     AVAILABLE FOR PLAN BENEFITS

Interfund transfers pending                                                                      190,624
Other payables                                               67                    21,439         22,110
                                                    ------------  -----------  -----------   ------------

            Total liabilities                                67                    21,439        212,734
                                                    ------------  -----------  -----------   ------------

Net assets available for plan benefits              $ 1,086,060   $  295,447         --      $ 6,349,554
                                                    ============  ===========  ===========   ============




   The accompanying notes are an integral part of the financial statements.

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

   STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS, WITH FUND INFORMATION

                                December 31, 1995

                                                                                Fidelity       Fidelity
                                                                   Fidelity      Asset         Blue Chip
                                                      Income       Balanced    Allocation       Growth
                ASSETS                                 Fund          Fund         Fund           Fund
                                                      ------       --------    ----------      ---------
Investments, at fair value (Notes C and D):
  Bank pooled fund                                 $ 1,261,916
  Shares of registered investment companies                       $  624,284   $  252,492    $ 1,409,962
  Lifeline Systems, Inc. stock
  Participant loans receivable
  Bank account

Investments, at contract value (Notes C and D):
  Pooled separate accounts                             380,617
                                                   ------------   -----------  -----------   ------------

          Total investments                          1,642,533       624,284      252,492      1,409,962

Employer contributions receivable                       13,593         5,954        2,271         13,538
Employee contributions receivable                       13,580         6,842        3,446         15,891
Loan payment receivable                                  4,774         1,278          422          4,251
Interfund transfers                                                    9,026       24,688         64,687
                                                   ------------   -----------  -----------   ------------

          Total assets                               1,674,480       647,384      283,319      1,508,329


    LIABILITIES AND NET ASSETS
    AVAILABLE FOR PLAN BENEFITS

Payable to other funds                                  52,220
Other payables                                             331            50                         175
                                                   ------------   -----------  -----------   ------------

          Total liabilities                             52,551            50                         175
                                                   ------------   -----------  -----------   ------------

Net assets available for plan benefits             $ 1,621,929    $  647,334   $  283,319    $ 1,508,154
                                                   ============   ===========  ===========   ============

                                                     Lifeline
                                                   Systems, Inc.  Participant     Conduit       Total
                ASSETS                              Stock Fund     Loan Fund      Account       Plan
                                                   -------------  -----------     -------       -----
Investments, at fair value (Notes C and D):
  Bank pooled fund                                                                           $ 1,261,916
  Shares of registered investment companies                                                    2,286,738
  Lifeline Systems, Inc. stock                      $  786,913                                   786,913
  Participant loans receivable                                    $  190,236                     190,236
  Bank account                                                                  $  24,174         24,174

Investments, at contract value (Notes C and D):
  Pooled separate accounts                                                                       380,617
                                                    -----------   -----------   ----------   ------------

          Total investments                            786,913       190,236       24,174      4,930,594

Employer contributions receivable                        5,870                                    41,226
Employee contributions receivable                        7,018                                    46,777
Loan payment receivable                                    749                                    11,474
Interfund transfers                                                                               98,401
                                                    -----------   -----------   ----------   ------------

          Total assets                                 800,550       190,236       24,174      5,128,472


    LIABILITIES AND NET ASSETS
    AVAILABLE FOR PLAN BENEFITS

Payable to other funds                                  46,188                                   98,408
Other payables                                                                     24,174        24,730
                                                    -----------   -----------   ----------   ------------

          Total liabilities                             46,188                     24,174       123,138
                                                    -----------   -----------   ----------   ------------

Net assets available for plan benefits              $  754,362    $  190,236         --      $ 5,005,334
                                                    ===========   ===========   ==========   ============


   The accompanying notes are an integral part of the financial statements.

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                             WITH FUND INFORMATION

                     for the year ended December 31, 1996


                                                                                                  Fidelity          Fidelity
                                                                                  Fidelity          Asset           Blue Chip
                                                                   Income         Balanced        Allocation         Growth
                                                                    Fund            Fund            Fund              Fund
                                                                    ----            ----            ----              ----
Additions:
         Employee contributions and rollovers                   $   145,952       $  96,252       $  72,736      $    359,562
         Employer contributions                                      53,704          30,461          20,039            94,608
         Interest and dividend income                                90,095          30,440          31,680           156,823
         Net appreciation in fair value of investments                               25,680          11,758           132,400
         Interfund transfers                                        148,796         103,273          31,503           300,440
                                                                 -----------       ---------       ---------      ------------

                           Total additions                          438,547         286,106         167,716         1,043,833

Deductions:
         Benefits and withdrawals                                   121,283          80,372          20,270           204,979
         Net depreciation in fair value of investments                2,692
         Administrative expenses                                      1,463             300              14               950
         Interfund transfers                                        209,782         112,227          98,234           176,325
                                                                 -----------       ---------       ---------      ------------

                           Total deductions                         335,220         192,899         118,518           382,254
                                                                 -----------       ---------       ---------      ------------

Net additions                                                       103,327          93,207          49,198           661,579

Net assets available for plan benefits, beginning of year         1,621,929         647,334         283,319         1,508,154
                                                                 -----------       ---------       ---------      ------------

Net assets available for plan benefits, end of year             $ 1,725,256       $ 740,541       $ 332,517      $  2,169,733
                                                                ============      ==========      ==========     =============



                                                                  Lifeline
                                                                Systems, Inc.     Participant         Total
                                                                 Stock Fund        Loan Fund          Plan
                                                                 ----------        ---------          ----
Additions:
         Employee contributions and rollovers                   $   121,414                      $    795,916
         Employer contributions                                      35,612                           234,424
         Interest and dividend income                                   238      $   18,347           327,623
         Net appreciation in fair value of investments              316,414                           486,252
         Interfund transfers                                         90,261         270,209           944,482
                                                                ------------      ----------      ------------

                           Total additions                          563,939         288,556         2,788,697

Deductions:
         Benefits and withdrawals                                    51,180          16,141           494,225
         Net depreciation in fair value of investments                                                  2,692
         Administrative expenses                                        351                             3,078
         Interfund transfers                                        180,710         167,204           944,482
                                                                ------------      ----------      ------------
                           Total deductions                         232,241         183,345         1,444,477
                                                                ------------      ----------      ------------

Net additions                                                       331,698         105,211         1,344,220

Net assets available for plan benefits, beginning of year           754,362         190,236         5,005,334
                                                                ------------      ----------      ------------

Net assets available for plan benefits, end of year             $ 1,086,060       $ 295,447       $ 6,349,554
                                                                ============      ==========      ============


   The accompanying notes are an integral part of the financial statements.

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                             WITH FUND INFORMATION

                     for the year ended December 31, 1995

                                                                                                  Fidelity          Fidelity
                                                                                  Fidelity          Asset           Blue Chip
                                                                   Income         Balanced        Allocation         Growth
                                                                    Fund            Fund            Fund              Fund
                                                                    ----            ----            ----              ----
Additions:
         Employee contributions and rollovers                   $   203,233       $ 114,090       $  44,306       $   238,429
         Employer contributions                                      61,812          26,186           8,800            45,376
         Interest and dividend income                               106,276          27,847           6,698             5,172
         Net appreciation in fair value of investments                               58,458          27,625           249,896
         Interfund transfers                                        230,415          25,505          43,944           386,564
                                                                ------------      ----------      ----------      ------------

                           Total additions                          601,736         252,086         131,373           925,437

Deductions:
         Benefits and withdrawals                                   177,825          71,370             629            98,751
         Net depreciation in fair value of investments                2,359
         Administrative expenses                                      1,800             225                               888
         Interfund transfers                                        352,314         284,958          43,388            31,418
                                                                ------------      ----------      ----------      ------------

                           Total deductions                         534,298         356,553          44,017           131,057
                                                                ------------      ----------      ----------      ------------

Net additions (deductions)                                           67,438        (104,467)         87,356           794,380

Net assets available for plan benefits, beginning of year         1,554,491         751,801         195,963           713,774
                                                                ------------      ----------      ----------      ------------

Net assets available for plan benefits, end of year             $ 1,621,929       $ 647,334       $ 283,319       $ 1,508,154
                                                                ============      ==========      ==========      ============


                                                                Lifeline
                                                              Systems, Inc.    Participant         Conduit           Total
                                                               Stock Fund       Loan Fund          Account            Plan
                                                               ----------       ---------          -------            ----
Additions:
         Employee contributions and rollovers                   $  81,714                                         $   681,772
         Employer contributions                                    15,598                                             157,772
         Interest and dividend income                                 156       $  17,077                             163,226
         Net appreciation in fair value of investments            343,544                                             679,523
         Interfund transfers                                      144,529         143,355                             974,312
                                                                ----------      ----------       -----------      ------------

                           Total additions                        585,541         160,432                           2,656,605

Deductions:
         Benefits and withdrawals                                   4,518           7,826                             360,919
         Net depreciation in fair value of investments                                                                  2,359
         Administrative expenses                                      250                                               3,163
         Interfund transfers                                       59,005         126,924        $   74,337           972,344
                                                                ----------      ----------       -----------      ------------

                           Total deductions                        63,773         134,750            74,337         1,338,785
                                                                ----------      ----------       -----------      ------------

Net additions (deductions)                                        521,768          25,682           (74,337)        1,317,820

Net assets available for plan benefits, beginning of year         232,594         164,554            74,337         3,687,514
                                                                ----------      ----------       -----------      ------------

Net assets available for plan benefits, end of year             $ 754,362       $ 190,236              --         $ 5,005,334
                                                                ==========      ==========       ===========      ============

   The accompanying notes are an integral part of the financial statements.

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

                         NOTES TO FINANCIAL STATEMENTS



A.  Description of the Plan:
    -----------------------

    The following description of the Lifeline Systems, Inc. Employee Savings and Investment Plan (the "Plan") provides only general information. Participants should refer to the plan document for a more complete description of the Plan's provisions.

      General

      The Plan is a defined contribution profit-sharing plan covering all employees of Lifeline Systems, Inc. (the "Company") who work at least 1,000 hours during the plan year. Employees become eligible to participate on the entry date following six months of service. The Plan was established in 1984 to provide participants an opportunity to defer taxes on their savings and is intended to be a "qualified cash or deferred arrangement" under certain sections of the Internal Revenue Code. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

      Contributions

      Participants may contribute from 1% to 15% of their pay on a pretax basis subject to the annual dollar limits established by the Internal Revenue Service (IRS) and plan limitations. Participants are immediately vested in their contributions and earnings thereon. Rollover contributions from qualified 401(k) plans are also allowed. Withdrawals are permitted as specified by IRS regulations.

      Employer contributions may vary from year to year in such amounts as have been voted by the Company pursuant to the provisions of the Plan. For the year ended December 31, 1996, the Company matched 100% of the first 2% contributed and 50% of the next 2% contributed up to a maximum of $400 per quarter, or $1,600 per year. This was an increase from 1995 in which the Company contributed up to a maximum of $250 per quarter, or $1,000 per year per participant.

      Loans

      With the approval of the plan administrator, participants may borrow from their vested account balance attributable to employee pre-tax, matching, discretionary, and rollover contributions. The maximum amount that may be borrowed is 50% of a participant's vested interest or $50,000, whichever is less. The minimum loan is $1,000. The interest rate is fixed and will be equal to the prime rate plus one and one-half percent. The maximum loan period is five years. The interest rate charged on participant loans ranged from 9.75% to 10.00% in 1996 and 10.00% to 10.50% in 1995.


                                   Continued

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

      Benefits and Withdrawals

      The Plan allows benefits to be paid in the form of a cash payment or an in-kind distribution for employees who invest in the Company Stock Fund. Several annuity options may be selected by participants (or their beneficiaries) with account balances exceeding $3,500 as of December 1, 1990.

      The Plan also provides for a preretirement survivor annuity to participants of the Plan with account balances exceeding $3,500 as of December 1, 1990, which allows 100% of a married participant's benefits to be used to provide benefits to his/her spouse if the participant dies before benefit payments commence. This provision may be waived once the participant reaches age 35 and obtains written consent from his/her spouse. Benefits to participants not married who die before retirement will be distributed to designated beneficiaries. No death benefits were paid in 1996 or 1995.

      Hardship withdrawals are allowed under the provisions of the Plan.

      Vesting

      Plan participants are 100% vested in the value of their own contributions, rollovers and employer matching contributions immediately.

      The Plan allows that, upon disability, normal retirement age or death, an employee is 100% vested in all contributions.

      In May 1995, when the Company acquired Tele-Response & Support Services, Inc., the Plan was amended. An employee's months of service with Tele-Response were credited towards meeting the Company's service requirements for eligibility in the Plan.

      Investment Options

      Participants may invest in the following investment options at December 31, 1996:

       . The Income Fund -

           Bankers Trust Company Pyramid Guaranteed Investment Contracts Fund - This fund invests in Guaranteed Investment Contracts and Bank Investment Contracts issued by life insurance companies or banks. The estimated range of returns for the fund is announced at the beginning of each year. Interest is credited monthly. The interest rate ranged from 5.32% to 5.68% and 5.91% to 6.14% for the years ended December 31, 1996 and 1995, respectively.

       . Fidelity Balanced Fund - Funds are invested in shares of a registered investment company that invests in stocks and bonds. This is a "moderate risk" mutual fund investing no greater than 75% of its assets in common stocks and no less than 25% in bonds.

                                   Continued

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

       . Fidelity Asset Allocation Fund - Funds are invested in shares of a registered investment company that invests in stocks, bonds and short-term fixed income investments. The assets will normally be invested within the following ranges: 10% - 60% in stocks; 20% - 60% in bonds; and 0 - 70% in short-term fixed income instruments.

       . Fidelity Blue Chip Growth Fund - Funds are invested in shares of a registered investment company that invests in stocks, seeking long-term earnings growth. At least 65% of its assets are invested in the common stocks of large blue chip growth companies.

       . Lifeline Systems, Inc. Common Stock - The Plan's trustee purchases the stock on the open market. For the years ended December 31, 1996 and 1995, purchases and sales of Lifeline Systems, Inc. Common Stock amounted to $142,098 and $216,665, and $211,119 and $0, respectively.

     Participants may allocate their individual accounts among the five investment alternatives and may make transfers as specified in the plan document. At December 31, 1996, there were 138 employees participating in the Income Fund, 121 employees participating in the Balanced Fund, 88 employees participating in the Asset Allocation Fund, 195 employees participating in the Blue Chip Growth Fund, and 96 employees participating in the Stock Fund. The Plan also has a Conduit Account which is invested with PNC Bank and is utilized as a "pass-through" holding account for employer and employee contributions. Funds are deposited into this account and allocated to other investment options based on participant's elections.



B.  Summary of Significant Accounting Policies:
    ------------------------------------------

     Basis of Presentation

     The financial statements of the Plan have been prepared under the accrual basis of accounting and in conformity with generally accepted accounting principles. Interest and dividend income is recorded as earned on the accrual basis. Benefit payments are recorded when paid.

     Investment Valuation

     Investments in mutual and pooled funds and the Company's common stock are valued at fair market value using year-end closing prices. Investments in group annuity contracts are valued at the contract value (see Note C). Participant loans are valued at cost which approximates fair value.

     The Plan presents in the statement of changes in net assets the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.


                                   Continued

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

      Contributions

      Contributions from the Company are accrued as of December 31 based upon the contribution formula. Employee contributions are recorded in the period in which the employee payroll deductions are made.

      Expenses

      All administrative expenses and fees are paid by the Company except for loan fees which are paid by the Plan.

      Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

      Reclassifications

      Certain prior year balances have been reclassified to conform to the current year's presentation.



C. Investment Contracts with Insurance Company and Bank:
   ----------------------------------------------------

   In 1991, the Plan entered into an investment contract with Massachusetts Mutual Life Insurance Company ("Mass Mutual"). This investment is maintained in a pooled account. The account is credited with earnings on the underlying investments and charged for plan withdrawals and administrative expenses.
   The contract is included in the financial statements at contract value, which approximates fair value, as reported to the Plan by Mass Mutual. Contract value represents contributions made under the contract, plus earnings, less plan withdrawals and administrative expenses. Withdrawals are allowed under the terms of the contract. The withdrawal method used for administrative purposes is the Current Contract Pro Rata Withdrawal Method. The contract expired on January 2, 1996 resulting in a transfer of $380,697 of assets to the Bankers Trust Pyramid Guaranteed Investment Contracts Fund.

   In January 1992 the Plan entered into an investment agreement with Bankers Trust Company to enter into the Bankers Trust Pyramid Guaranteed Investment Contracts Fund, a separate pooled fund established and managed by Bankers Trust Company. The Fund invests primarily in Guaranteed Investment Contracts ("GICs") and Bank Investment Contracts issued by life insurance companies, banks or other financial institutions, and any of the Bankers Trust Commingled short-term investments funds. The Fund's assets are valued at fair market value, provided, however, assets for which there is no readily ascertainable market value are valued at fair value determined in good faith by the Trustee of the Fund. The Fund expects to maintain a constant unit

                                   Continued

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN value of $1.00. Withdrawals are permitted and are subject to a deferred payout schedule which may have an average maturity of no greater than 2.5 years and a final payment no later than 5 years from the receipt of such notice by the Trustee of the Fund.



D.  Investments:
    -----------

    Investments held by the Plan at December 31, 1996 and 1995 are summarized as follows:


                                                        1996            1995
                                                        Fair            Fair
            Description                                Value           Value
            -----------                                -----           -----
Income Fund:
  Bankers Trust Company Pyramid Guaranteed
       Investment Contracts Fund                    $1,619,950*     $1,261,916*
  Massachusetts Mutual Life Insurance Company
       Group Annuity Contract                                -         380,617*
Fidelity Balanced Fund                                 641,432*        624,284*
Fidelity Asset Allocation Fund                         401,737*        252,492*
Fidelity Blue Chip Growth Fund                       2,215,056*      1,409,962*
Lifeline Systems, Inc. Common Stock                  1,028,405*        786,913*
Participant Loan Fund                                  295,447         190,236
PNC Bank Conduit Account                                21,439          24,174
                                                    ----------      ----------

                                                    $6,223,466      $4,930,594
                                                    ==========      ==========

      * Investment represents 5% or more of net assets available for plan benefits.

    Information provided by the custodian does not disclose the historical cost of investments. This information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 is not available and is not disclosed.


                                   Continued

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

E.  Reconciliation of Financial Statements to Form 5500:
    ---------------------------------------------------

    The following is a reconciliation of net assets available for plan benefits per the financial statements to the Form 5500:

                                                                                          December 31,
                                                                                ----------------------------
                                                                                1996                    1995
                                                                                ----                    ----
      Net assets available for plan benefits per
        the financial statements                                              $6,349,554             $5,005,334

      Amounts allocated to withdrawing participants                             (830,362)              (874,388)
                                                                              ----------             ----------

      Net assets available for plan benefits per the Form 5500                $5,519,192             $4,130,946
                                                                              ==========             ==========

    The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                                                              Year Ended
                                                                                          December 31, 1996
                                                                                          -----------------
      Benefits paid to participants per the financial statements                              $494,225

      Add:   amounts allocated to withdrawing participants at
             December 31, 1996                                                                 830,362

      Less:  amounts allocated to withdrawing participants at
             December 31,1995                                                                 (874,388)
                                                                                             ---------
      Benefits paid to participants per the Form 5500                                         $450,199
                                                                                              ========

    Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.


F.  Tax Status:
    ----------

    The Internal Revenue Service has determined and informed the Company by a letter dated July 10, 1995 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

                                   Continued

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

G.  Plan Termination:
    ----------------

    The Company intends to continue the Plan indefinitely but reserves the right to terminate the Plan at any time without any liability whatsoever for such discontinuance or termination. After payment of expenses by the trustee, the Plan would be liquidated and each participant would receive his or her interest in the form of a lump-sum payment.



H.  Subsequent Event:
    ----------------

    Effective January 1, 1997, the Company changed its Plan administrator from New York Life Benefit Services to State Street Solutions. In addition, the Plan has changed its investment advisor to State Street Global Advisors and as such now offers ten investment options including stock of the Company to which employees may allocate their contributions and the Company-matching contributions. Also, the Company match was increased to a maximum of $500 per quarter, or $2,000 per year.

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

                             SUPPLEMENTAL SCHEDULE

          Line 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                               December 31, 1996

Identity of Issue, Borrower,                                                    Rate of                               Current
Lessor or Similar Party                     Description of Investment           Interest             Cost **           Value
----------------------------                -------------------------           --------             -------           -----
   Bankers Trust Company Pyramid
       Guaranteed Investment Contracts
       Fund                                 Bank Pooled Fund                  5.32% - 5.68 %                         $1,619,950

   Fidelity Balanced Fund                   Mutual Fund                            N/A                                  641,432

   Fidelity Asset Allocation Fund           Mutual Fund                            N/A                                  401,737

   Fidelity Blue Chip Growth Fund           Mutual Fund                            N/A                                2,215,056

*  Lifeline Systems, Inc. Common Stock      Shares of Common Stock                 N/A                                1,028,405

*  Participant loans, payment
   schedule:  fully amortized               Participant Loans                 9.75% - 10.00%                            295,447

   PNC Bank Conduit Account                 Cash Account                         Floating                                21,439
                                                                                                                     ----------

                                                                                                                     $6,223,466
                                                                                                                     ==========

     * Party-in-interest

    ** NYL Benefit Services Company does not maintain historical cost information required by the Department of Labor's Rules and Regulations for reporting and disclosure under the Employee Retirement Income Security Act of 1974. Accordingly, for the purpose of this schedule, historical cost information is not presented.

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

                             SUPPLEMENTAL SCHEDULE

                Line 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

    SINGLE TRANSACTIONS IN EXCESS OF 5% OF THE CURRENT VALUE OF PLAN ASSETS

                     for the year ended December 31, 1996


Transactions in excess of 5% of the current value of plan assets as of the beginning of the plan year are summarized as follows:

                                                                Purchase         Selling         Cost of           Net Gain
Identity of Party Involved            Description of Asset        Price           Price          Assets *           (Loss) *
--------------------------            --------------------      ---------        -------         -------          ----------
Massachusetts Mutual Life
        Insurance Company Group
        Annuity Contract              Group Annuity Contract                     $380,697

Bankers Trust Company Pyramid
        Guaranteed Investment
        Contracts Fund                Bank Pooled Fund           $380,697

PNC Bank                              Conduit Account            $380,697        $380,697

  * NYL Benefit Services Company does not maintain historical cost information required by the Department of Labor's Rules and Regulations for reporting and disclosure under the Employee Retirement Income Security Act of 1974. Accordingly, for the purpose of this schedule, historical cost information and the related net gain (loss) are not presented.

          LIFELINE SYSTEMS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

                             SUPPLEMENTAL SCHEDULE

                Line 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

  SERIES OF TRANSACTIONS IN EXCESS OF 5% OF THE CURRENT VALUE OF PLAN ASSETS

                     for the year ended December 31, 1996


Series of transactions in excess of 5% of the current value of plan assets as of the beginning of the plan year are summarized as follows:

                                                           Number                    Number
                                    Description              of         Purchase       of         Selling    Cost of       Net
Identity of Party Involved            of Asset          Transactions     Price     Transactions    Price     Asset  *  Gain (Loss)*
--------------------------          -----------         ------------    --------   ------------   -------    --------  ------------
Massachusetts Mutual Life
     Insurance Company Group
     Annuity Contract            Group Annuity Contract                                  1       $  380,697

Fidelity Balanced Fund           Mutual Fund                 18       $  153,754        15       $  161,813

Fidelity Blue Chip Growth Fund   Mutual Fund                 24       $  774,652

Bankers Trust Company Pyramid
     Guaranteed Investment
     Contracts Fund              Bank Pooled Fund            16       $  629,561        14       $  357,973

Lifeline Systems, Inc.           Stock Fund                  17       $  142,098        13       $  216,665

PNC Bank Conduit Account         Cash Account                97       $2,447,549       170       $2,425,973

* NYL Benefit Services Company does not maintain historical cost information required by the Department of Labor's Rules and Regulations for reporting and disclosure under the Employee Retirement Income Security Act of 1974. Accordingly, for the purpose of this schedule, historical cost information and the related net gain (loss) are not presented.